Exhibit 16.1

December 27, 2005

Securities and Exchange Commission
150 Fifth Street, N. E.
Washington D.C. 20549-7561

Commissioners:

We have read the statements made by Tvia, Inc. (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Tvia, Inc. dated December 20, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



PricewaterhouseCoopers LLP